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FORM 5
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[ ] Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       Washington, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b).                        Exchange Act of 1934,
[ ] Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
[ ] Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol |6. Relationship of Reporting Person to |
|  Mahoney        Timothy           E.       | vFinance, Inc. (VFIN)                       |   Issuer (Check all applicable)       |
|--------------------------------------------|---------------------------------------------|                                       |
|  (Last)          (First)          (Middle) | 3. IRS Identification   |4. Statement For   |   [X] Director      [X] 10% Owner     |
|  vFinance, Inc.                            |    Number of Reporting  |   Month/Year      |                                       |
|  3010 North Military Trail, Suite 300      |    Person, if an Entity | December 31, 2001 |   [X] Officer (give [ ] Other (specify|
|--------------------------------------------|    (Voluntary)          |-------------------|               title           below)  |
|                 (Street)                   |                         |5. If Amendment,   |               below)                  |
|                                            |                         |   Date of Original|  Chairman and Chief Operating Officer |
|                                            |                         |   (Month/Year)    |---------------------------------------|
| Boca Raton        Florida           33431  |                         |                   |7. Individual or Joint/Group Filing    |
|--------------------------------------------|---------------------------------------------|   (Check applicable line)             |
|  (City)           (State)           (Zip)  |                                             |   [X] Form filed by One               |
|                                            |                                             |       Reporting Person                |
|                                            |                                             |   [ ] Form filed by More Than         |
|                                            |                                             |       One Reporting Person            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                        |
|----------------------------------------------------------------------------------------------------------------------------------|
| 1. Title of Security     |   2. Trans-     | 3. Transac- |4. Securities Acquired (A)|5. Amount of Se-   |6. Owner-    |7. Nature |
|    (Instr. 3)            |      action     |    tion     |   or Disposed of (D)     |   curities Benefi-|   ship      |   of In- |
|                          |      Date       |    Code     |   (Instr. 3, 4 and 5)    |   cially Owned at |   Form:     |   direct |
|                          |                 |    (Instr.  |                          |   End of Issuer's |   Direct    |   Benefi-|
|                          |      (Month/    |    8)       |                          |   Fiscal Year     |   (D) or    |   cial   |
|                          |      Day/       |             |--------------------------|   (Instr. 3 and 4)|   Indirect  |   Owner- |
|                          |      Year)      |             | Amount | (A) or |  Price |                   |   (I)       |   ship   |
|                          |                 |             |        | (D)    |        |                   |   (Instr. 4)|   (Instr.|
|                          |                 |             |        |        |        |                   |             |   4)     |
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
| Common Stock, $0.1       |                 |             |        |        |        |                   |             |          |
| par value                |  8/30/01        |     P       | 234,802|   A    | $0.255 | 1,168,135         |      D      |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
| Common Stock, $.01       |                 |             |        |        |        |                   |             |          |
| par value                |  --             |     --      |     -- |   --   |   --   | 2,175,000         |      I      |   (1)    |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
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Reminder: Report on a separate line for each class of securities
beneficially owned directly or indirectly.                                (Over)
*If the form is filed by more than one reporting person, see instruction
4(b)(v).


FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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| 1. Title of Derivative| 2. Conver- | 3. Trans- | 4. Trans- | 5. Number of   | 6. Date Exer-   |7. Title and Amount| 8. Price     |
|    Security           |    sion or |    action |    action |    Derivative  |    cisable and  |   of Underlying   |    of        |
|    (Instr. 3)         |    Exercise|    Date   |    Code   |    Securities  |    Expiration   |   Securities      |    Deriv-    |
|                       |    Price of|    (Month/|    (Instr.|    Acquired (A)|    Date         |   (Instr. 3 and 4)|    ative     |
|                       |    Deriv-  |    Day/   |    8)     |    or Disposed |    (Month/Day/  |                   |    Secur-    |
|                       |    ative   |    Year)  |           |    of (D)      |    Year)        |                   |    ity       |
|                       |    Security|           |           |    (Instr. 3,  |                 |                   |    (Instr. 5)|
|                       |            |           |           |    4, and 5)   |-----------------|-------------------|              |
|                       |            |           |           |                | Date   |Expira- |      |  Amount or |              |
|                       |            |           |           |----------------| Exer-  |tion    |Title |  Number of |              |
|                       |            |           |           |  (A)  |  (D)   | cisable|Date    |      |  Shares    |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| Employee Stock        |            |           |           |       |        |        |        |      |            |              |
| Option (Right         |            |           |           |       |        |        |        |Common|            |              |
| to Buy)               | (2)        | 1/1/01 (2)| D (2)     |       | 500,000| (2)    | (2)    |Stock | 500,000    |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| Employee Stock        |            |           |           |       |        |        |        |      |            |              |
| Option (Right         |            |           |           |       |        |        |        |Common|            |              |
| to Buy                | $0.625       7/6/01    | A         |500,000|        | (3)    | 7/6/05 |Stock | 500,000    |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| Employee Stock        |            |           |           |       |        |        |        |      |            |              |
| Option (Right         |            |           |           |       |        |        |        |Common|            |              |
| to Buy)               | $0.35      | 8/30/01   | A         |234,802|        | 8/30/01| 8/30/06|Stock | 234,802    |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
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------------------------------------------------------------------------
|  9. Number of      |   10. Ownership          |   11. Nature of      |
|     Derivative     |       of Derivative      |       Indirect       |
|     Securities     |       Security:          |       Beneficial     |
|     Beneficially   |       Direct (D)         |       Ownership      |
|     Owned at End   |       or Indirect (I)    |       (Instr. 4)     |
|     of Year        |       (Instr. 4)         |                      |
|     (Instr. 4)     |                          |                      |
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|                    |                          |                      |
| -0-                | D                        |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|                    |                          |                      |
| 500,000            | D                        |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|                    |                          |                      |
| 234,802            | D                        |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
------------------------------------------------------------------------
Explanation of Responses:

(1) Held of record by Highlands Group Holdings, Inc., a corporation controlled by Mr. Mahoney.

(2) The option was granted on June 1, 2000 (reported on a Form 4 for June 2000,       /s/ Timothy E. Mahoney              2/14/2002
    filed with the Securities and Exchange Commission on February 14, 2002) and       --------------------------------   ----------
    was cancelled pursuant to an Option Cancellation Agreement dated January                  Timothy E. Mahoney         Date
    1, 2001.                                                                          **Signature of Reporting Person

(3) 25% of the option vested upon grant, The remaining 75% will vest in three equal annual installments beginning on July 6, 2002.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

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